Exhibit 99.1

Socket Mobile Reports Third Quarter 2009 Revenue of $4.6 Million, up 10% Sequentially

NEWARK, Calif., - October 22, 2009 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the 2009 third quarter ended September 30, 2009.

Revenue for the third quarter of 2009 was $4.6 million, compared to revenue of $8.0 million for the same quarter a year ago and a ten percent sequential increase over revenue of $4.1 million in the immediately preceding quarter. Net income for the third quarter of 2009 was $49,000, or $0.01 per share, compared to a net loss of $80,000, or a loss of $0.02 per share, in the third quarter of 2008 and a net loss of $945,000, or a loss of $0.27 per share, in the immediately preceding quarter. Third quarter net income included a non-recurring gain of $450,000, or $0.12 per share, from the sale of the Company's serial product line. Stock option expense in the third quarter of 2009 was $204,000, or $0.05 per share, compared to $171,000, or $0.05 per share, in the third quarter of 2008 and $167,000, or $0.05 per share, in the immediately preceding quarter.

Operating expenses for the third quarter of 2009 were $2.4 million, a decrease of 36 percent compared to operating expenses of $3.7 million for the same quarter a year ago, and a decrease of eight percent compared to operating expenses of $2.6 million in the immediately preceding quarter.

Cash and cash equivalents increased to approximately $2.5 million at September 30, 2009, compared to $1.7 million at June 30, 2009.

Kevin Mills, president and chief executive officer, commented, "We grew third quarter revenue 10 percent sequentially and are encouraged that we've achieved quarter over quarter growth for the first time in 12 months. We also ended the quarter with an increased cash balance through management of working capital and expenses and the strategic sale of our serial product line.

"During the second quarter, we completed deployment of 3,000 SoMo handheld units to Good Samaritan Hospital which took place over a one year period. Excluding this deployment, SoMo sales grew 14 percent sequentially in the third quarter. Consequently, despite the uncertain economic environment, we are encouraged by SoMo sales traction, particularly in the healthcare and hospitality markets. During the quarter, we also experienced growth in our data collection products, which grew 12 percent sequentially.

"Despite our cost reductions over the past year, we have been adding additional capabilities to our SoMo and data collection product lines, expanding the Company's market opportunities. For example, during the quarter we introduced a SoMo attachment that accepts a data card from any carrier to provide a wide area broadband connection to the handheld. In addition, we introduced a new entry-level cordless barcode scanner into our family of data collection products that brings the improved performance of laser-based scanning to entry-level applications.

"The sale of our serial product line was a planned strategic change as we concentrate on building solutions for the handheld and data collection markets. We are pleased to place our legacy serial business in the hands of a company that is focused on serving the serial marketplace," Mr. Mills concluded.

For the nine months ended September 30, 2009, revenue was $13.5 million, compared to $21.7 million in the year ago period. Net loss was $1.6 million, or a loss of $0.46 per share, compared to a net loss of $1.2 million, or a loss of $0.37 per share for the same period one year ago. The net loss for the nine months ended September 30, 2009 includes the one-time gain on sale of $450,000, or $0.12 per share, from the sale of the Company's serial product line in the third quarter. The portion of the net loss attributable to stock option expensing for the nine months ended September 30, 2009 was $524,000, or $0.15 per share, compared to $565,000, or $0.18 per share, for the nine months ended September 30, 2008.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the US, or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 335386#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, choose "About Socket"/"Investor Relations"/"Conference Calls and Events." A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

With more than 15 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket Media Contact:	Socket Investor Contact:
Krista Rogers	David Dunlap
Marketing Communications Specialist	Chief Financial Officer
(510) 933-3055	(510) 933-3035
krista@socketmobile.com	dave@socketmobile.com

Investor Relations Contact:
Todd Kehrli / Jim Byers
MKR Group, Inc.
(323) 468-2300
sckt@mkr-group.com

Socket, SoMo and Cordless Hand Scanner are trademarks or registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.

© 2009, Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the distribution, timing and market acceptance of our products, and statements predicting trends, sales, order activity, backlog and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to: the risk that shipments of our products may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital; the risk that market acceptance and sales opportunities may not happen as anticipated; the risk that our integrator program and current distribution channels may not choose to distribute our products or may not be successful in doing so; the risk that acceptance of our products in vertical application markets may not happen as anticipated; and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission. Socket does not undertake any obligation to update any forward-looking statements.

--Financial tables to follow--

Socket Mobile, Inc. Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended Sept 30,		Nine months ended Sept 30,
	2009	2008	2009	2008
Revenue	$ 4,574	$ 8,018	$ 13,489	$ 21,681
Cost of revenue	2,508	4,353	7,483	11,360
Gross profit	2,066	3,665	6,006	10,321
Gross profit percent	45%	46%	45%	48%
Research and development	664	1,101	2,167	3,433
Sales and marketing	1,208	1,972	3,931	5,881
General and administrative	504	610	1,695	2,038
Amortization of intangibles	15	32	62	96
Total operating expenses	2,391	3,715	7,855	11,448
Gain on sale of assets	(450)	---	(450)	---
Interest (income) expense, net	68	22	185	37
Deferred tax provision	8	8	24	24
Net income (loss)	$ 49	$ (80)	$ (1,608)	$ (1,188)
Net income (loss) per share: Basic and diluted	$ 0.01	$ (0.02)	$ (0.46)	$ (0.37)
Weighted average shares outstanding: Basic Diluted	3,787 3,951	3,230 3,230	3,487 3,487	3,215 3,215

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	September 30, 2009 (Unaudited)	December 31, 2008*
Cash	$ 2,528	$ 757
Accounts receivable	2,040	3,335
Inventories	2,295	3,930
Other current assets	455	387
Property and equipment, net	845	977
Goodwill	9,798	9,798
Intangible technology	285	347
Other assets	189	226
Total assets	$ 18,435	$ 19,757

Accounts payable and accrued liabilities	$ 3,463	$ 4,288
Bank line of credit	1,288	1,006
Deferred income on shipments to distributors	1,825	2,434
Other liabilities	385	354
Common stock	55,999	54,592
Accumulated deficit	(44,525)	(42,917)
Total Liabilities and Equity	$ 18,435	$ 19,757
*Derived from audited financial statements.

# # #